Exhibit 99.2

Contact Information:

CCG Elite
Crocker Coulson, President /	China Precision Steel
Leslie Richardson, Financial Writer	Leada Li, CFO
Tel: +1-310-231-8600	Email: leadali@biznetvigator.com
Email: crocker.coulson@ccgir.com /
leslie.richardson@ccgir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Second Quarter

Fiscal 2008 Results

SHANGHAI, China, February 15, 2007 – China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced today its results for the second quarter of fiscal 2008 ended December 31, 2007.

2008 Second Fiscal Quarter Highlights

•	Revenues were $11.9 million
•	Gross profit was $3.4 million; gross margin improved 570 basis points to 28.4%
•	Net income was $2.4 million, or $0.05 per diluted share
•	New cold-rolled mill currently operating at approximately 50% design capacity
•	Completed $47.9 million registered direct financing

“During the quarter, our margins improved significantly as our sales mix included higher margin high-carbon cold-rolled products.  Because of the complexity and longer production times involved with these products, our overall sales volume declined, resulting in lower revenues from the year ago period.  Our revenues were also adversely impacted by a $2.0 million VAT and sales tax adjustment,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO.  “Production capacity of our second cold-rolled mill reached 50% at quarter end.  The increased capacity will enable us to expand production of high quality and value-added precision steel products, which will enhance profitability in the future.”

Revenues for the second quarter of 2008 were $11.9 million, down 20.6% from $15.0 million in the second quarter of fiscal 2007.  The decrease in sales revenue is attributed to changes in sales mix to high quality and high margin products.  The complexity and longer production times for the higher margin products resulted in the less volume sold in the second quarter compared to the same quarter a year ago.  Volume of precision steel products decreased to 14,010 tons, down 28.6% from 19,634 tons in the second quarter of fiscal 2007. High carbon and low carbon products accounted for 37.9% and 46.9%, respectively, compared to 52.3% and 47.7%, respectively, in the same period a year ago. Revenues were also impacted by a $2.0 million adjustment as a result of an under provision of VAT and sales tax in the first quarter of fiscal 2008.

Gross profit for the quarter was $3.4 million, unchanged from the same period a year ago. Gross margin increased to 28.4% from 22.7% in the second quarter of fiscal 2007.  The improved gross profit margin is attributed to the increased sales of higher margin, higher quality products.

Selling expenses were $180,744, or 1.5% of revenues, compared to $64,693, or 0.4% of revenues, in the second quarter of fiscal 2007.  The increase in selling expenses was the result of increased transportation expenses and frequency of deliveries from a broader customer base.  Administrative expenses were $846,218, or 7.1% of revenue, compared to $498,737, or 3.3% of revenue, in the same period a year ago.  The increased administrative expenses were due to costs associated with being a public company as well as increases in wages and salaries.

Operating income was $2.3 million, compared to $2.8 million in the second quarter of fiscal 2007. Operating margin improved to 19.4% from 18.9% in the year ago period.

Net income was $2.4 million, down 18.3% from $2.9 million in the comparable period a year ago. Fully diluted earnings per share for the quarter were $0.05, compared to $0.11 in the second quarter of fiscal 2007.  Diluted earnings per share reflects an increase of 16.7 million weighted average diluted shares outstanding from the year ago period due to private placements of common stock in February and November 2007.

Six Months Financial Results

Revenues for the first six months of fiscal 2008 were $37.2 million, up 45.9% from revenues of $25.5 million in the first six months of fiscal 2007.  Gross profit was $8.5 million, up 18.8% from gross profit of $7.1 million for the six months of fiscal 2007.  Gross margin was 22.7% compared to 27.9% for the comparable period a year ago.  Operating income was $6.2 million, unchanged from $6.0 million in the first six months of fiscal 2007.  Net income was $5.3 million, compared to $5.8 million in the same period a year ago.  Fully diluted earnings per share were $0.13 compared to $0.22 in the first six months of fiscal 2007.  Diluted weighted average shares outstanding were 40.8 million compared to 27.0 million in the first six months of fiscal 2007.

Financial Condition

As of December 31, 2007, China Precision Steel had $40.2 million in cash and cash equivalents, total liabilities of $40.4 million and working capital of $56.8 million.  Shareholders’ equity stood at $100.2 million compared to $51.1 million as of June 30, 2007.

Business Outlook

China Precision Steel’s new 1400 mm cold-roll mill with 150,000 metric tons of design capacity became operational at the beginning of October 2006 and is currently operating at 50% utilization. The cold-roll mill is expected to take two to three years to realize its maximum production capacity.  The Company has installed a continuous annealing line used for production of precision stainless steel.  The annealing line is in trial production and is expected to begin contributing to revenues in third quarter Fiscal 2008.

During the current calendar year, the Company plans to use a portion of the proceeds from its recent financing to make additional investments in a new continuous annealing line for producing high quality stainless steel and a new 1700mm cold roll mill at the facilities in Shanghai, eventually enriching production offerings and developing new markets.  Capital expenditure for the new cold rolled mill is expected to be $16 million.

“The addition of the continuous annealing line will expand our product line to include high margin cold-rolled stainless steel,” commented Dr. Li.  “We continue to carry out R&D and strive to launch new products that could potentially lead to new segments and new customers.  We believe our unique capabilities give us competitive advantages to strengthen our higher margin product business in China’s precision steel industry.”

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin, high strength (7.5 mm to 0.05 mm) cold- rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. However, China Precision Steel is expanding into overseas markets such as Nigeria, Thailand, Indonesia and the Philippines, and intends to expand into Japan, the European Union and the United States in the future.

Conference Call

China Precision Steel will host a conference call on February 19, 2008 at 9:00 am EST to discuss second quarter of fiscal 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-688-0796. International callers should dial 617-614-4070. When prompted by the operator, mention conference pass code 414 930 33.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on February 19, 2008 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the pass code 79534645. International callers should dial 617-801-6888 and enter the same pass code 79534645.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.chinaprecisionsteelinc.com.  Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended December 31. 2007 and 2006

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Revenues
Sales revenues	$11,913,718	$15,007,582	$37,226,416	$25,510,930
Cost of goods sold	8,528,852	11,594,852	28,773,987	18,394,950

Gross profit	3,384,866	3,412,730	8,452,429	7,115,980

Operating expenses
Selling expenses	180,744	64,693	281,449	104,390
Administrative expenses	846,218	498,737	1,332,145	684,925
Provision for bad debts	25,782	—	651,780	—
Depreciation and amortization expense	15,798	10,845	29,430	21,262

Total operating expenses	1,068,542	574,275	2,295,254	810,577

Income from continuing operations	2,316,324	2,838,455	6,157,175	6,305,403

Other income (expense)
Other revenues	783,255	—	792,410	—
Interest and finance costs	(316,860)	(114,743)	(759,001)	(318,082)

Total other income (expense)	466,395	(114,743)	33,409	(318,082)

Net income from continuing operations before income tax	2,782,719	2,723,712	6,190,584	5,987,321

Provision for (benefit from) income tax
Current	194,873	(34,057)	11,896	895,313
Deferred	226977	389,604	917,093	(85,405)

Total income tax expense	421,850	355,547	928,989	809,908

Net income before discontinued operations	2,360,869	2,368,165	5,261,595	5,177,413

Net income from discontinued operations	—	519,879	—	639,072

Net income	$2,360,869	$2,888,044	$5,261,595	$5,816,485

Basic earnings per share
From continuing operations	$0.05	$0.09	$0.13	$0.19
From discontinued operations	$—	$0.02	$—	$0.03
Total	$0.05	$0.11	$0.13	$0.22

Basic weighted average shares outstanding	43,031,346	26,981,916	40,204,745	26,981,916

Diluted earnings per share
From continuing operations	$0.05	$0.09	$0.13	$0.19
From discontinued operations	$—	$0.02	$—	$0.03
Total	$0.05	$0.11	$0.13	$0.22

Diluted weighted average shares outstanding	43,639,342	26,981,916	40,809,437	26,981,916

The Components of comprehensive income:
Net income	$2,360,869	$2,888,044	$5,261,595	$5,816,485
Foreign currency translation adjustment	557,213	557,213	2,004,339	654,985

Comprehensive income	$2,918,082	$3,445,257	$7,265,934	$6,471,470

China Precision Steel, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	(Unaudited)
	December 31,	June 30,
	2007	2007

Assets

Current assets
Cash and equivalents	$40,205,111	$5,504,862
Accounts receivable
Trade, net of allowances of $955,086 and $273,461 at December 31, and June 30, 2007, respectively	19,888,272	8,242,044
Bank acceptance notes	15,383,562	—
Other	469,925	85,708
Inventory	10,671,635	15,723,704
Deposits	68,493	82,758
Prepaid expenses	326,065	—
Advances to suppliers, net of allowance of $2,368,805 and $3,502,184 at December 31, and June 30, 2007, respectively	10,256,715	11,699,918

Total current assets	97,269,778	41,338,994

Property and equipment
Land use rights	1,795,461	1,124,583
Property and equipment, net	32,305,573	29,238,227
Construction-in-progress	11,503,835	10,355,763

	45,604,869	40,718,573

Goodwill	99,999	99,999

Total assets	$142,974,646	$82,157,566

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$6,196,314	$4,855,932
Advances from customers	3,807,354	1,720,812
Other taxes payables	2,946,169	716,554
Current income taxes payable	3,171,889	1,892,866
Deferred income taxes payable	1,981,121	1,064,028
Amounts due to directors	2,543,019	—
Current portion of long-term debt	3,086,758	6,163,445
Notes payable	16,713,720	9,842,520

Total current liabilities	40,446,344	26,256,157

Long-term debt, net of current portion shown above	2,315,069	6,878,714

Stockholders’ equity:
Preferred stock: $0.001 per value, 8,000,000 shares authorized, no shares outstanding at December 31, and June 30, 2007;
Common stock: $0.001 par value, 62,000,000 shares authorized, 45,896,288 and 37,378,143 issued and outstanding December 31, and June 30, 2007	45,896	37,378
Additional paid-in capital	73,701,004	31,867,063
Accumulated other comprehensive income	4,196,499	2,192,160
Retained earnings	22,269,834	17,008,238

Total stockholders’ equity	100,213,233	51,104,839

Amounts due from directors	—	(2,082,144)

Total liabilities and stockholders’ equity	$142,974,646	$82,157,566

China Precision Steel, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended December 31, 2007 and 2006

(Unaudited)

	2007	2006

Cash flows from operating activities
Net Income	$5,261,595	$5,816,485
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	992,570	617,405
Less income from discontinued operations - Oralabs, Inc	—	(639,072)
Provision for doubtful accounts	651,780	—
Net changes in assets and liabilities:
Accounts receivable, net	(27,990,004)	4,059,814
Inventories	5,195,155	(8,207,665)
Deposits	15,018	(3,661)
Prepayments	(326,065)	—
Advances to suppliers	1,549,672	(4,410,823)
Advances from customers	2,070,883	2,919,124
Other taxes payable	2,223,094	4,622,396
Current income taxes	1,261,798	937,307
Deferred income taxes	907,410	(85,405)

Net cash provided by operating activities	(6,890,900)	5,473,819

Cash flows from investing activities
Purchases of fixed assets including construction in progress	(5,508,327)	(10,212,328)

Net cash (used in) investing activities	(5,508,327)	(10,212,328)

Cash flows from financing activities
Sale of common stock	44,433,222	—
Capital and restructuring contributions	—	558,797
Advances from directors, net	2,053,348	(3,237,243)
Notes payable proceeds	16,446,667	7,748,990
Repayments of notes payable	(17,424,050)	—

Net cash provided by financing activities	45,509,187	5,070,544

Effect of exchange rate	1,590,289	654,985

Net increase (decrease) in cash	34,700,248	987,020

Cash and cash equivalents, beginning of year	5,504,862	186,955

Cash and cash equivalents, end of year	$40,205,111	$1,173,975

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